SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement    [_] Confidential, for Use of the
                                       Commission Only (as permitted by
                                       Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                     Computer Associates International, Inc.
      --------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


      --------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


 (1) Title of each class of securities to which transaction applies:

----------------------------------------------------------------------


 (2) Aggregate number of securities to which transaction applies:

----------------------------------------------------------------------


 (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

----------------------------------------------------------------------


 (4) Proposed maximum aggregate value of transaction:

----------------------------------------------------------------------


 (5) Total fee paid:

----------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

 (1) Amount Previously Paid:

----------------------------------------------------------------------


 (2) Form, Schedule or Registration Statement No.:

----------------------------------------------------------------------


 (3) Filing Party:

----------------------------------------------------------------------


 (4) Date Filed:

                    COMPUTER ASSOCIATES INTERNATIONAL, INC.
                         One Computer Associates Plaza
                               Islandia, NY 11749
                                 1-516-342-5224


                                                                   July 12, 1999


Dear Fellow Stockholder:

         You are cordially invited to attend the Annual Meeting of Stockholders of Computer Associates International, Inc. (the "Company"), to be held at 10:00 a.m. Eastern Daylight Time on Wednesday, August 25, 1999 at the Islandia Marriott Hotel, located at 3635 Express Drive North, Hauppauge, New York.

         The Board of Directors urges you to read the accompanying Notice of Annual Meeting and Proxy Statement, and recommends that you vote (1) FOR the election of the directors nominated; (2) FOR approval of the Year 2000 Employee Stock Purchase Plan; (3) FOR ratification of the Board's appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending March 31, 2000; and (4) AGAINST the stockholder proposal relating to executive compensation.

         The vote of every stockholder is important. As an added convenience and cost-savings measure for our stockholders, we are offering voting by telephone and the Internet. Registered holders and most "street name" holders will find the instructions on the enclosed proxy card. Whether or not you plan to attend the meeting, it is important that your shares be represented. Accordingly, we urge you to use the electronic voting alternatives available, or sign, date, and mail the enclosed proxy card in the envelope provided at your earliest convenience.

          Admission to the Annual Meeting will be by ticket only. Stockholders planning on attending the meeting should use the two cut-out admission tickets on the outside back cover of this booklet. A map showing the location of the meeting is also included.

         Thank you for your cooperation and support.



                                            Very truly yours,



                                            /s/Charles B. Wang



                                            Charles B. Wang
                                            Chairman of the Board and
                                            Chief Executive Officer

                    COMPUTER ASSOCIATES INTERNATIONAL, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS



To the Stockholders of Computer Associates International, Inc.:

         The Annual Meeting of Stockholders of Computer Associates International, Inc. (the "Company") will be held on Wednesday, August 25, 1999, at 10:00 a.m. Eastern Daylight Time at the Islandia Marriott Hotel, located at 3635 Express Drive North, Hauppauge, New York, for the following purposes:

         1. To elect directors to serve for the ensuing year and until their successors are elected;

         2. To approve the Year 2000 Employee Stock Purchase Plan;

         3. To ratify the appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending March 31, 2000; and

         4. To consider and vote upon a stockholder proposal relating to executive compensation described in the accompanying Proxy Statement, if such proposal is presented at the meeting.

         5. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on June 29, 1999 as the record date for determination of those stockholders who will be entitled to notice of and to vote at the meeting and any adjournment thereof.

     If you plan to attend the meeting, please bring the admission ticket on the outside back cover of this proxy booklet.

     If you hold your shares through a broker or other nominee and fail to bring your admission ticket, proof of ownership will be accepted by the Company only if you bring either a copy of the voting instruction card provided by your broker or nominee, or a copy of a brokerage statement showing your share ownership in the Company as of June 29, 1999.

         Whether or not you expect to attend, STOCKHOLDERS ARE REQUESTED TO VOTE THEIR SHARES ELECTRONICALLY BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD, OR SIGN, DATE, AND RETURN THE ENCLOSED FORM OF PROXY IN THE ENVELOPE PROVIDED. No postage is required if mailed in the United States.

                                              By Order of the Board of Directors


                                             /s/Michael A. McElroy

                                              Michael A. McElroy
                                              Secretary

Islandia, New York
July 12, 1999

                    COMPUTER ASSOCIATES INTERNATIONAL, INC.
                         One Computer Associates Plaza
                               Islandia, NY 11749

                                PROXY STATEMENT

                              GENERAL INFORMATION

Proxy Solicitation

This Proxy Statement is furnished to the holders of the Common Stock, par value $.10 per share ("Common Stock"), of Computer Associates International, Inc. (the "Company") in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on Wednesday, August 25, 1999, and at any adjournment thereof. The purposes of the meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Stockholders. At present, the Board of Directors knows of no other business which will come before the meeting.

The Notice of Annual Meeting, Proxy Statement, and form of proxy will be mailed to stockholders on or about July 12, 1999. The Company will bear the cost of its solicitation of proxies. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, telegram, and telefax by the directors, officers, and employees of the Company. Arrangements will also be made with brokerage houses and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held by such persons, and the Company may reimburse such custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred.

Revocability and Voting of Proxy

A form of proxy for use at the meeting and a postpaid return envelope for the proxy are enclosed. Stockholders may revoke the authority granted by their execution of proxies at any time before their effective exercise by filing with the Secretary of the Company a written revocation or duly executed proxy bearing a later date or by voting in person at the meeting. Shares of Common Stock represented by executed and unrevoked proxies will be voted in accordance with the instructions shown on the proxy. If no instructions are given, the proxies will be voted (1) FOR the election of management's nominees for election as directors; (2) FOR approval of the Year 2000 Employee Stock Purchase Plan; (3) FOR ratification of the appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending March 31, 2000; and (4) AGAINST the stockholder proposal relating to executive compensation.

Record Date and Voting Rights

Only stockholders of record at the close of business on June 29, 1999 are entitled to notice of and to vote at the meeting or any adjournment thereof. On June 29, 1999, the Company had outstanding 536,909,574 shares of Common Stock.

Votes cast at the meeting will be tabulated by persons appointed as inspectors of election for the meeting. The inspectors of election will treat shares of Common Stock represented by a properly signed and returned proxy as present at the meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Likewise, the inspectors of election will treat shares of Common Stock represented by "broker non-votes" as present for purposes of determining a quorum.

The nominees for election to the Board of Directors receiving the greatest number of affirmative votes cast by holders of Common Stock, up to the number of directors to be elected, will be elected as directors. Accordingly, abstentions or broker non-votes as to the election of directors will have no effect on the election of directors.

The affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting in person or by proxy and entitled to vote thereat will be required to approve the Year 2000 Employee Stock Purchase Plan, the selection of the independent auditors and the stockholder proposal relating to executive compensation. In determining whether such proposals have received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as votes against the proposal.

Annual  Report

The Annual Report of the Company for the fiscal year ended March 31, 1999 is being mailed with this Proxy Statement.

Stockholders are referred to that report for financial and other information about the activities of the Company. The Annual Report is not incorporated by reference into this Proxy Statement and is not deemed to be a part of it.

                  STOCK OWNERSHIP BY CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information as to the beneficial ownership of the Company's Common Stock as of June 29, 1999 by the persons, other than members of the Board of Directors and management of the Company, known to the Company to own, or deemed to own, beneficially 5% or more of the Company's Common Stock:

                                             Number of Shares      Percent of
Name and Address of Beneficial Owner        Beneficially Owned   Class (rounded)
Walter Haefner/                                123,087,500(1)        22.9%
Careal Holding AG
Utoquai 49
8022 Zurich, Switzerland

Massachusetts Financial Services Company        30,500,517(2)         5.7%
500 Boylston Street
Boston, MA 02116

(1) According to a Form 4 for February 1999, filed by Walter Haefner. Mr. Haefner has the sole voting and dispositive power with respect to 123,087,500 shares of the Company's Common Stock held of record by Careal Holding AG.

(2) According to a Schedule 13G dated February 11, 1999, Massachusetts Financial Services Company, has sole voting power with respect to 30,184,417 shares and sole dispositive power with respect to 30,500,517 shares of the Company's Common Stock.

                         BOARD AND MANAGEMENT OWNERSHIP

The following table sets forth certain information as to the beneficial ownership of the Company's Common Stock as of June 29, 1999 for (i) each director and nominee, including Charles B. Wang, the Chairman and Chief Executive Officer, Sanjay Kumar, President and Chief Operating Officer, and Russell M. Artzt, Executive Vice President-Research and Development; (ii) the two most highly compensated executive officers other than Messrs. Wang, Kumar, and Artzt; and (iii) all directors and nominees, and executive officers as a group (14 persons). Information with respect to beneficial ownership is based upon information furnished to the Company by each security holder.


                                       Number of Shares             Percent
Name of Beneficial Owner             Beneficially Owned(1)(2)      of Class
Directors and Nominees:
  Russell M. Artzt                        3,237,046(4)                .6%
  Alfonse M. D'Amato                            --                      *
  Willem F.P. de Vogel                       57,552                     *
  Irving Goldstein                           59,875                     *
  Richard A. Grasso                          48,750                     *
  Shirley Strum Kenny                        11,000                     *
  Sanjay Kumar                            5,677,992(4)               1.1%
  Roel Pieper                                    --                     *
  Charles B. Wang                        33,909,144(3)(4)            6.4%
Non-Directors:
  Charles P. McWade                          15,506                     *
  Peter A. Schwartz                       2,073,866                   .4%
  Ira H. Zar                                206,608                     *
  All Directors and Executive Officers
   as a Group (14 persons)               45,338,843                  8.4%

         * Represents less than .1% of the outstanding Common Stock.

(1) Includes shares that may be acquired within 60 days after June 29, 1999 through the exercise of stock options as follows: Mr. Artzt, 1,576,889; Mr. Kumar, 1,375,814; Mr. McWade, 5,001; Mr. Schwartz, 1,939,597; Mr. Wang,
     9,074,567;  Mr. Zar, 189,347; Mr. de Vogel, 40,500; Mr. Goldstein,  40,500;
     Mr. Grasso, 33,750; and all directors, nominees, and executive officers as a group, 16,501,563.

(2) Includes shares credited to the executives' accounts in the Company's tax-qualified profit-sharing plan as follows: Mr. Artzt, 20,171; Mr. Kumar, 32,963; Mr. McWade, 1,497; Mr. Schwartz, 3,035; Mr. Wang, 1,527; Mr. Zar,
     2,749; and all executive officers as a group, 86,567.

(3) Includes 127,885 shares owned directly and as trustee for a minor by Mr. Wang's spouse, an employee of the Company; 2,210,941 shares subject to employee stock options held by Mr. Wang's spouse, which are exercisable within 60 days after June 29, 1999; and 1,177 shares credited to the account of Mr. Wang's spouse in the Company's tax-qualified profit-sharing plan. Mr. Wang disclaims beneficial ownership of such shares.

(4) Reflects the issuance of all vested shares under the 1995 Key Employee Stock Ownership Plan: Mr. Artzt, 1,320,931 shares; Mr. Kumar, 4,088,130 shares; and Mr. Wang, 9,334,205 shares.


ITEM 1--ELECTION OF DIRECTORS

 Nominees

It is proposed that the nine persons named below will be elected at the meeting. Unless otherwise specified it is the intention of the persons named in the accompanying form of Proxy to vote all shares of Common Stock represented by such proxy for the election of Russell M. Artzt, Alfonse M. D'Amato, Willem F.P. de Vogel, Irving Goldstein, Richard A. Grasso, Shirley Strum Kenny, Sanjay Kumar, Roel Pieper, and Charles B. Wang to serve as directors until the next Annual Meeting of Stockholders and until their successors shall have been duly elected and qualified. Each of the nominees now serves as a director of the Company. At the time of the Annual Meeting, if any of the nominees named below is not available to serve as director (an event which the Board of Directors does not now anticipate), the proxies will be voted for the election as directors of such other person or persons, if any, as the Board of Directors may designate.

Set forth below are the names and ages of the nominees, the principal occupation of each, the year in which first elected a director of the Company, the business experience of each for at least the past five years and certain other information concerning each of the nominees.

                                                                        Director
                                                                   Age    Since
Russell M. Artzt (1)                                                52     1980
 Executive  Vice  President-Research  and  Development since
 April 1987 and the Senior Development Officer of the Company
 since 1976

Alfonse M. D'Amato                                                  61     1999
 Partner in Park Strategies LLP, a business consulting
 firm, since January 1999. United States Senator from January
 1981 until January 1999. During his tenure, he served as
 Chairman of the Senate Committee on Banking, Housing and Urban
 Affairs, and Chairman of the Commission on Security and
 Cooperation in Europe. He is also a director of Avis Rent-a-Car,
 Inc. and NRT Incorporated.

Willem F.P. de Vogel (2) (3)                                        48     1991
 President  of  Three  Cities  Research,   Inc.,  a private
 investment management  firm in New York City,  since 1981.
 From August 1981 to August 1990, Mr. de Vogel  served as a
 director  of the  Company.  He is also a  director  of
 Morton  Industrial  Group.

Irving  Goldstein (2) (3)                                           61     1990
 Director General and Chief Executive  Officer of INTELSAT,
 an international  satellite  telecommunications company,
 from  February  1992 until his  retirement  in December  1998.
 He was Chairman and Chief Executive Officer of COMSAT (formerly known as Communications Satellite  Corporation)  from October
 1985 to February  1992, and President from May 1983 to October
 1985,  and was a director of that  company from May 1983 to
 February 1992. He is also a director of IDT  Corporation.

Richard A. Grasso (3)(4)                                            52     1994
 Chairman and Chief  Executive  Officer of the New York
 Stock  Exchange since June 1995.  He was Executive  Vice
 Chairman of the New York Stock  Exchange from January 1991
 to May 1995,  and President and Chief  Operating  Officer
 from June 1988 to May 1995. He has been with the Exchange
 since 1968.

Shirley Strum Kenny(2) (4)                                          64     1994
 President  of the State  University  of New York at Stony
 Brook since September  1994. She was President of Queens
 College of The City  University of New York from 1989 to
 August 1994. She is also a director of Toys "R" Us, Inc.

Sanjay Kumar (1)                                                    37     1994
 President and Chief Operating Officer since January 1994.
 He was Executive Vice President-Operations from January
 1993 to December 1993, Senior Vice President-Planning
 from April 1989 to December 1992, Vice President-Planning
 from November 1988 to March 1989. He joined the Company with the acquisition of UCCEL in August 1987.

                                                                        Director
                                                                   Age   Since
Roel Pieper                                                         43     1999
 Executive Vice President of Royal Philips Electronics, an
 electronics company from 1998 until May  1999.  From  1997
 to 1998,  he was Senior Vice President, worldwide sales and marketing, of Compaq Computer Corporation. He was President and Chief  Executive  Officer of Tandem  Computers from 1995 until its merger with  Compaq  Computer  Corporation  in 1997.
 From 1993 to 1995,  he was President and Chief Executive
 Officer of Tandem  Computers' UB Networks.  He is also a
 director of Lincoln National Corporation and General Magic, Inc.

Charles B. Wang (1) (4)                                             54     1976
 Chief  Executive  Officer of the Company since 1976 and Chairman of the Board since April 1980. He is also a director of Symbol
 Technologies, Inc.

(1)      Member Executive Committee.

(2)      Member Audit Committee.

(3)      Member Stock Option and Compensation Committee.

(4)      Member Nominating Committee.


THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES LISTED ABOVE.

Meetings of the Board of Directors and Committees

During the Company's fiscal year ended March 31, 1999, the Board of Directors of the Company held fourteen meetings. In addition to these meetings, the Board of Directors acted by unanimous written consent on three occasions. Each Director attended more than 75% of the Board meetings and meetings of the Board committees on which he or she served, except for Mr. Pieper, who was not a member of the Board of Directors for the entire fiscal year, and Mr. D'Amato, who joined the Board of Directors subsequent to the end of the fiscal year. The Company has standing Executive, Audit, Stock Option and Compensation, and Nominating Committees.

The Executive  Committee consists of Russell M. Artzt, Sanjay Kumar, and Charles
B. Wang. During fiscal year 1999, the Executive Committee did not meet, but acted by unanimous written consent on two occasions.

The Stock Option and Compensation Committee of the Board (the "Compensation Committee") consists of three non-employee directors, Willem F.P. de Vogel, Irving Goldstein, and Richard A. Grasso. The Compensation Committee has the power to prescribe, amend, and rescind rules relating to the Company's 1994 Annual Incentive Compensation Plan, 1995 Key Employee Stock Ownership Plan, 1998 Incentive Award Plan, 1991 Stock Incentive Plan, 1981 Incentive Stock Option Plan, 1987 Non-Statutory Stock Option Plan, and 1993 Stock Option Plan for Non-Employee Directors (the "Plans"), to grant options and other awards under the Plans and to interpret the Plans. The other duties of the Compensation Committee are described below under "Stock Option and Compensation Committee Report on Executive Compensation." During fiscal year 1999, the Compensation Committee met six times.

The Audit Committee of the Board consists of three non-employee directors, Willem F.P. de Vogel, Irving Goldstein, and Shirley Strum Kenny. The committee has the responsibility of recommending the firm to be chosen as independent auditors, overseeing and reviewing audit results, and monitoring the effectiveness of internal audit functions. The Audit Committee met two times during fiscal year 1999. The Audit Committee has recommended the selection of KPMG LLP as independent auditors for the fiscal year ending March 31, 2000.

The Nominating Committee of the Board consists of three directors, Richard A. Grasso, Shirley Strum Kenny, and Charles B. Wang. The committee has responsibility for suggesting nominees to the Board for election as directors. During fiscal year 1999, the Nominating Committee met once.

Director's Compensation

Under the 1996 Deferred Stock Plan for Non-Employee Directors (the "1996 Plan"), directors receive their entire annual retainer in Common Stock, receipt of which is deferred until retirement from the Board, death, or disability. At its annual meeting on August 12, 1998, the Board of Directors established its annual Director Fee for the succeeding twelve months at $45,000. The Director Fee will be credited to each director's Deferred Stock Compensation Account based on the Fair Market Value of the Company's stock on August 24, 1999. Directors who are also employees of the Company receive no Board or Committee fees.

Under the Company's 1993 Stock Option Plan for Non-Employee Directors (the "1993 Plan"), non-employee directors are automatically awarded options to acquire up to 6,750 shares of the Company's Common Stock per year depending on the Company's attainment of specific return on equity objectives. Pursuant to the 1993 Plan, the exercise price of such options is equal to the Fair Market Value of the shares covered by such options on the date of grant. On August 13, 1998, each Non-Employee Director, except Ms. Kenny, was granted 6,750 options to acquire shares of Common Stock at $36.94 per share. On the advice of the New York State Commission on Ethical Practices, Ms. Kenny has declined to accept any options under this Plan.

Under an Amendment to the 1996 Plan, which provides that the Board of Directors may credit the Deferred Stock Compensation Account under the 1996 Plan of any Non-Employee Director who by force of any federal, state, or local law, regulation, or government agency decision is precluded from accepting options under the 1993 Plan, Ms. Kenny has received a credit to her Deferred Stock Compensation Account with an amount representing the economic equivalent of options foregone under the 1993 Plan.

Report of  Compensation  Committee

Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might affect future filings, including this Proxy Statement, the report of the Stock Option and Compensation Committee of the Company's Board of Directors set forth below, and the Stock Performance Graph set forth on page 9 in accordance with Securities Exchange Commission requirements, shall not be incorporated by reference into any such filings.

                 STOCK OPTION AND COMPENSATION COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

General

Decisions as to certain compensation of the Company's executive officers are made by the Compensation Committee of the Company's Board of Directors, none of the members of which are employees of the Company. At the Company's fiscal year end, the members of the Compensation Committee were Willem F.P. de Vogel, Irving Goldstein, and Richard A. Grasso.

Compensation  Policies

The Compensation Committee's executive compensation policies are designed to attract and retain executives capable of leading the Company in a rapidly evolving computer software marketplace and to motivate such executives to maximize profitability and stockholder value. The Compensation Committee has designed the Company's Comprehensive Executive Compensation Plan with four components to achieve this objective--base salary; annual incentives; long-term equity participation; and benefits. The majority of each executive's total compensation is dependent on the attainment of predefined performance objectives which are consistent with the maximization of stockholder value. The philosophy and operation of each component is discussed herein.

Base Salary. Base salaries for its executive officers are designed to attract and retain superior, high-performing individuals. As such, the Company believes its base salaries for executive positions are, and should be, equal to or greater than those of comparable companies.

Annual Incentives. The executive officers earn a significant portion of their total annual compensation based on achievement of predetermined individual and Company performance targets. The Company's 1994 Annual Incentive Compensation Plan, which is administered by the Compensation Committee, establishes a specific percentage of net income after taxes that is in excess of a threshold based on the Company's target return on average stockholders' equity. Different percentages of any such excess are determined for each executive officer at the commencement of each fiscal year. The Compensation Committee may, at its discretion, decrease (but never increase) the calculated annual incentive compensation payable to an executive, and/or direct that a portion of this incentive be payable in Company's Common Stock, subject to certain holding restrictions.

Long-Term Equity Participation. The Compensation Committee believes strongly that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management's and stockholders' interests in the enhancement of stockholders' return. To this end, the Compensation Committee grants to key executives stock options which vest (i.e., become exercisable) over a five-year period following the date of grant as follows: 10% on the first anniversary; 15% on the second anniversary; 20% on the third anniversary; 25% on the fourth anniversary; and 30% on the fifth anniversary. Options granted at the current market price to executives under the Company's 1991 Stock Incentive Plan have a term of ten years from the date of grant, and subject to the above vesting restrictions, may be exercised at any time during such term. The Company's 1995 Key Employee Stock Ownership Plan (the "1995 Plan"), which is administered by the Compensation Committee, was approved by the stockholders at the 1995 Annual Meeting. It provided for the award of restricted stock upon the attainment of certain predefined stock prices. Shares awarded under the 1995 Plan are subject to significant limitations on transfer for seven years after the shares vest.

Benefits. The benefits available to executive officers are the same as those afforded to all full-time employees. In general, they are the standard protection against financial catastrophe that can result from personal or family illness, disability, or death. Executive officers are also eligible to participate in the voluntary personal contribution, as well as the Company matching and discretionary, provisions of the Computer Associates Savings Harvest Plan (the "Cash Plan"), to the extent permitted under the CASH Plan, the applicable Employment Retirement Income Security Act of 1974 regulations, as amended ("ERISA") and the Code. The Company's medical, dental, and disability plans as well as the CASH Plan provide all employees with the protection and peace of mind necessary to devote their full attention to achievement of the Company's objectives.

Chief Executive  Officer Compensation

The Compensation Committee determined the components of Mr. Wang's fiscal year 1999 compensation as follows:

Base Salary. Mr. Wang's base salary of $1,000,000 was not increased from that of the two previous fiscal years.

Annual Incentives. The Company's fiscal year 1999 performance produced a return on average stockholders' equity, in excess of the predetermined threshold. Pursuant to the 1994 Annual Incentive Compensation Plan for fiscal year 1999, Mr. Wang's award was calculated at a predetermined percentage of the Company's net income for the fiscal year less a cost of equity. The cost of equity was computed based on a "five point" quarterly average of the Company's reported stockholder's equity. Mr. Wang's total performance-based at-risk compensation calculated under the 1994 Annual Incentive Compensation Plan was approximately $16,906,000. This amount was reduced by the Compensation Committee to $9,000,000. In addition, 60% of this amount or $5,400,000, as reduced, was granted in unregistered Company Common Stock.

Long-Term Equity Participation. Under the terms of the 1995 Plan, all shares awarded under the 1995 Plan became fully vested on May 21, 1998. Mr. Wang, upon achievement of the performance objectives described in the 1995 Plan, received 9,334,205 shares after adjustment for applicable taxes. These shares are subject to significant limitation on transfer for seven years after vesting. In addition, Mr. Wang has agreed to restrict the transfer of 8,100,000 additional shares of Common Stock which he currently owns. Such restriction will lapse concomitantly with those for shares under the 1995 Plan.

Benefits. Mr. Wang received matching and discretionary contributions to the Company's benefit plans of $23,948 in fiscal year 1999. He was also provided benefits under the Company's medical, dental, and disability plans consistent with those provided to other full-time employees.

Other Executive Officers

The compensation plans of most of the Company's other executive officers, including the four persons listed in the Summary Compensation Table on page 10, provide for a base salary, annual incentive compensation based on either individual fixed percentages of the Company's aggregate net income above a predetermined return on average stockholders' equity for the fiscal year or an absolute level of Company revenue/net margin achievement, long-term equity grants under the Company's 1991 Stock Incentive Plan, and access to the Company's standard employee benefit plans. For fiscal 1999, the Compensation Committee allocated an aggregate of approximately 1% of the Company's net income to the four executive officers, other than the Chief Executive Officer. Except for Messrs. McWade and Zar, approximately 60% of this amount was awarded in the form of unregistered Company Common Stock. Under the 1995 Plan, two of the executive officers have been awarded shares of Common Stock on the same basis and same performance objectives as described for the Chief Executive Officer. These shares are subject to significant limitations on transfer for seven years after vesting.

Deductibility

Beginning in 1994, Section 162(m) of the U.S. Internal Revenue Code of 1986 limits deductibility of compensation in excess of $1 million paid to the Company's chief executive officer and to each of the other four highest-paid executive officers unless this compensation qualifies as "performance-based." In 1994, the Committee adopted, and the stockholders approved, terms under which Annual Incentive Compensation and Long-Term Equity Participation awards should qualify as performance-based. The Company believes that all awards under the 1995 Plan are fully deductible under current tax regulations. Additionally, based on the applicable tax regulations, any taxable compensation derived from the exercise of stock options under the Company's 1991 Stock Incentive Plan and any prior Plans should qualify as performance-based. The Committee is not precluded, however, from making compensation payments under different terms even if they would not qualify for tax deductibility under Section 162(m).

                 SUBMITTED BY THE STOCK OPTION AND COMPENSATION
                 COMMITTEE OF THE COMPANY'S BOARD OF DIRECTORS:

                                                       Willem F.P. de Vogel
                                                       Irving Goldstein
                                                       Richard A. Grasso

Common Share Price Performance Graph

The following graph compares cumulative total return of the Company's Common Stock (using the closing price on the NYSE at March 31, 1999 of $35.56) with the Standard & Poor's Computer Software and Services Index* and the Standard & Poor's 500 Index during the fiscal years 1995 through 1999 assuming the investment of $100 on April 1, 1994 and the reinvestment of dividends.










                               TOTAL RETURN DATA

                         3/31/94  3/31/95  3/31/96  3/31/97 3/31/98  3/31/99
Computer Associates
 International, Inc.       100      193     351      286      638      394

S&P Computer Software
 and Services Index        100      135     191      268      489      847

S&P 500 Index              100      116     153      183      271      321

* The Standard & Poor's Computer Software and Services Index is composed of the following companies:


      Adobe Systems, Inc.                     Microsoft Corporation
      America Online, Inc.                    Novell, Inc.
      Autodesk, Inc.                          Oracle Corporation
      BMC Software, Inc.                      Parametric Technology Corporation
      Computer Associates International, Inc. PeopleSoft, Inc.
      Computer Sciences Corporation           Unisys Corporation
      Compuware Corporation

        COMPENSATION AND OTHER INFORMATION CONCERNING EXECUTIVE OFFICERS

The following table sets forth the cash and non-cash compensation for the Chief Executive Officer and each of the four next most highly compensated executive officers of the Company for each of the fiscal years ended March 31, 1999, 1998, and 1997, respectively.

                           SUMMARY COMPENSATION TABLE

                                                                       Long Term
                                                                   Compensation Awards
  Name and               Fiscal      Annual     Compensation   Restricted Stock   Option           All Other
Principal Position        Year       Salary     Incentive(1)    Awards ($)(2)     Awards (#)(3)  Compensation(4)
Charles B. Wang           1999   $  1,000,000   $  3,600,000   $650,812,050           --             $35,948
Chairman of the Board     1998   $  1,000,000   $  6,000,000   $  9,000,000           --             $36,400
and Chief Executive       1997   $  1,000,000   $  5,000,000   $  7,000,000           --             $36,400
Officer

Sanjay Kumar              1999   $    900,000   $  2,400,000   $326,306,025           --             $35,948
President and Chief       1998   $    900,000   $  4,240,000   $  6,360,000           --             $36,400
Operating Officer         1997   $    900,000   $  3,250,000   $  5,850,000           --             $36,400

Russell M. Artzt          1999   $    750,000   $    720,000   $108,648,675           --             $35,948
Executive Vice            1998   $    750,000   $  1,165,000   $  1,745,000           --             $36,400
President-Research        1997   $    750,000   $    975,000   $  1,425,000           --             $36,400
and Development

Charles P. McWade         1999   $    200,000   $    450,000           --           52,700           $31,233
Senior Vice               1998   $    200,000   $    350,000           --          130,515           $32,520
President-Business        1997   $    175,000   $    315,000           --          115,357           $30,410
Development

Ira H. Zar                1999   $    247,500   $    340,000           --          152,700           $31,948
Senior Vice President-    1998   $    190,000   $    125,000           --          130,515           $31,494
Finance and Chief         1997   $    160,000   $    100,000           --          115,357           $30,410
Financial Officer

Peter A. Schwartz(5)      1999   $    600,000   $    218,750           --             --             $ 7,667
Executive Vice            1998   $    600,000   $    580,000   $    875,000        443,015           $36,400
President-Finance and     1997   $    600,000   $    525,000   $    675,000        396,607           $36,400
Chief Financial Officer
----------------

(1) Includes incentive compensation for Messrs. Wang, Kumar, Artzt, and Schwartz, for fiscal years 1997, 1998, and 1999, made under the 1994 Annual Incentive Compensation Plan.

(2) Includes restricted stock awarded under the 1994 Annual Incentive Compensation Plan for Messrs. Wang, Kumar, and Artzt, for fiscal year 1999 in the amounts of $5,400,000, $3,600,000, and $1,080,000, respectively.
     Shares awarded under the 1994 Plan are entitled to dividends. Also reflects long-term incentive compensation earned in fiscal year 1999 based on the achievement of stock price targets established in connection with the 1995 Plan. Under that plan, previously described in the 1995 Proxy and approved by the stockholders at the 1995 Annual Meeting, Messrs. Wang, Kumar, and Artzt, were awarded in the aggregate 20.25 million shares. Such share awards, which vested in their entirety on May 21, 1998, were in the amounts of $645,412,050, $322,706,025, and $107,568,675, for Messrs. Wang, Kumar,
     and Artzt, respectively. Shares awarded under the 1995 Plan are entitled to dividends.

(3) Option awards reflect the three-for-two stock splits effective June 19, 1996 and November 5, 1997. All options granted to such executive officers of the Company vest over a five-year period following the date of grant, 10% on the first anniversary; 15% on the second anniversary; 20% on the third anniversary; 25% on the fourth anniversary; and 30% on the fifth anniversary.

(4) Consists of Company contributions to the Company's benefit plans and a non-reimbursed travel allowance for each executive officer of $12,000 for each fiscal year.

(5)  Peter  Schwartz  resigned as  Executive  Vice  President-Finance  and Chief
     Financial Officer on June 22, 1998. The amount of annual incentive compensation for fiscal 1999 was reduced accordingly.

The following tables summarize option grants and exercises during the fiscal year ended March 31, 1999 to or by the executive officers named in the Summary
Compensation Table on page 10, and the value of the options held by such person on March 31, 1999.



                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

               Granted    Percent of    Exercise    Expiration     Potential Appreciation
    Name       Options  Total Grants(3)   Price        Date          5%(1)        10%(2)
  C.B. Wang       --        --             --           --            --            --
  S. Kumar        --        --             --           --            --            --
  R.M. Artzt      --        --             --           --            --            --
  C.P. McWade   52,700     1.1%         $36.50   October 20, 2008  $1,209,710   $3,065,643
  I. H. Zar    152,700     3.3%         $36.50   October 20, 2008  $3,505,176   $8,882,803
  P. Schwartz     --        --             --            --            --           --
----------------

(1) Realizable net value if Company stock were to increase in value five percent (5%) per year for the ten-year term of the options.

(2) Realizable net value if Company stock were to increase in value ten percent (10%) per year for the ten-year term of the options.

(3)  Based on a total of 4,650,425 options granted.


              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                               Number of             Net Value of Unexercised
                                           Unexercised Options          In-The-Money Options
        Shares Acquired/    Value           at March 31, 1999           at March 31, 1999(3)
 Name       Exercised     Realized(1)  Exercisable(2) Unexercisable  Exercisable(2) Unexercisable
C.B. Wang       --               --      8,399,231      1,056,541     $251,152,275   $ 20,816,946
S. Kumar     757,708     $ 29,552,273      869,564        816,073     $ 18,359,624   $ 15,875,426
R.M. Artzt   440,227     $ 17,265,607    1,221,334        559,573     $ 30,100,126   $ 10,985,325
C.P. McWade   73,822     $  1,889,827        5,218        322,775     $        104   $  1,739,278
I. H. Zar       --               --        120,311        417,713     $  1,767,843   $  1,605,191
P. Schwartz  147,723     $  4,485,278    1,554,273      1,125,801     $ 38,542,191   $  9,979,881
---------------

(1) Market value of shares purchased at exercise date less aggregate option exercise price.

(2) All option grants vest over a five-year period: 10% on the first anniverary; 15% on the second anniversary; 20% on the third anniversary; 25% on the fourth anniversary; and 30% on the fifth anniversary.

(3) Pro forma net valuation based on the March 31, 1999 closing price of $35.56, less fair market price at the grant date.

Employee's Profit Sharing Plans

The Company maintains a profit sharing plan, the CASH Plan, for the benefit of employees of the Company. The CASH Plan is intended to be a qualified plan under
Section 401(a) of the Code, and certain contributions made thereunder qualify for tax deferral under Section 401(k) of the Code. The CASH Plan is funded through the Company's and participating employees' contributions, and generally provides that employees may contribute, through payroll deductions, a percentage of their regular salary. The Company makes matching and discretionary contributions for eligible participants in the CASH Plan who have one year of service, including the Company's executive officers ("Employer Contributions"). Participants in the CASH Plan receive a 50% match of their contributions, up to a maximum of 5% of annual compensation (subject to certain Code limitations), and a portion of the Company's discretionary contribution for each year generally in proportion to their annual compensation as allowed by the Code. The Company's contributions under the CASH Plan vest in incremental amounts over a period of seven years from date of hire, and are 100% vested after seven years. The CASH Plan is administered by a committee of officers of the Company appointed by the Board of Directors. All employees are eligible to participate in the CASH Plan in the month following hire.

Effective April 1, 1994, the Company established an unfunded "Restoration Plan" primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA. This Restoration Plan is solely for the purpose of benefiting participants in the CASH Plan who are precluded from receiving a full allocation of Employer Contributions under the CASH Plan because of the limitation on the compensation taken into account under such CASH Plan imposed by Section 401(a)(17) of the Code as amended by the Omnibus Budget Reconciliation Act of 1993.

The Company also established effective January 1, 1993, an unfunded "Excess Benefit Plan" as said term is defined in Sections 3(36) and 4(b)(5) of ERISA, solely for the purpose of benefiting participants in the CASH Plan who are unable to receive a full allocation of Employer Contributions under the CASH Plan limitations imposed by Section 415 of the Code.

During the 1999 fiscal year, the Company contributed $23,948 for the accounts of each of Messrs. Wang, Kumar, and Artzt, $19,233 for the account of Mr. McWade, $19,948 for the account of Mr. Zar, $3,167 for the account of Mr. Schwartz, and $20,151,000 for all participating employees under the CASH, the Excess Benefit and the Restoration Plans. Such contributions are included in the amount of other cash compensation set forth opposite the five executive officers' names on the Summary Compensation Table on page 10.

Stock Option Plans

During fiscal year 1999, the Company maintained the 1981 Incentive Stock Option Plan (the "1981 Plan") which provides for the issuance to certain selected employees of incentive stock options to purchase up to a maximum of 27,000,000 shares of Common Stock. Incentive stock options are stock options which are intended to satisfy the criteria established in Section 422 of the Code and are subject to different tax treatment than non-statutory stock options. Under the 1981 Plan, stock options may be granted for terms of up to ten years. The 1981 Plan terminated in accordance with its terms, on October 23, 1991, which was the tenth anniversary of the date on which it was first adopted. No additional options may be granted under the 1981 Plan.


The Company also maintains the 1987 Non-Statutory Stock Option Plan (the "1987 Plan") pursuant to which non-statutory options to purchase up to 16,875,000 shares of Common Stock may be granted to selected officers and key employees of the Company. Pursuant to the 1987 Plan, the option price of stock options granted thereunder may not be less than the market price of the shares of Common Stock on the date of grant. The option period may not exceed twelve years.

The Company's 1991 Stock Incentive Plan (the "1991 Plan") provides that up to an aggregate of 67,500,000 shares of the Company's Common Stock may be granted to employees (including officers of the Company) pursuant to stock options or stock appreciation rights ("SARs"). The options may be either options intended to qualify as "incentive stock options," as that term is defined in the Code, or non-statutory options. The Compensation Committee has the power to determine whether such options are intended to qualify as an incentive stock option under the Code.

The 1993 Stock Option Plan for Non-Employee Directors (the "1993 Plan") provides for non-statutory options to purchase up to 337,500 shares of Common Stock to be available for grant to each member of the Board of Directors who is not otherwise an employee of the Company.

The 1981 Plan, the 1987 Plan, the 1991 Plan, and the 1993 Plan are administered by the Compensation Committee of the Board of Directors. The Compensation Committee determines the individuals to whom options and SARs are granted, the date or dates of grant, and the number of shares covered by the options and SARs granted. The per share exercise price of options and SARs granted may not be less than 100% of the Fair Market Value of a share of the Company's Common Stock on the date of grant. Shares of Common Stock acquired may be treasury shares, including shares purchased in the open market, newly issued shares or a combination thereof. Fair Market Value, as of any date, means the closing sales price of a share of Common Stock on such date as reflected in the consolidated trading of New York Stock Exchange issues (as long as the Company's Common Stock is listed on the New York Stock Exchange).

1995 Key Employee  Stock  Ownership Plan

Under the 1995 Key Employee Stock Ownership Plan, a total of 20,250,000 restricted shares were granted to Messrs. Artzt, Kumar, and Wang. On May 21, 1998, the closing price of the Company's common stock exceeded $53.33 for 60 trading days beginning October 21, 1997, and all of the 20,250,000 shares vested. After an adjustment for applicable taxes, a total of 14,743,266 shares were issued to Messrs. Artzt, Kumar, and Wang on June 12, 1998. These shares issued are subject to significant limitations on transfer during the seven years following vesting.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange (the "NYSE") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company ("Section 16(a) Forms"). Officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of such copies of Section 16(a) forms received by it, or written representations from certain reporting persons during the fiscal year ended March 31, 1999, the Company believes that each of its officers, directors, and greater than 10% beneficial stockholders complied with all applicable filing requirements.

Certain Transactions

During the fiscal year ended March 31, 1999, the Company retained the law firm of Wang & Wang, in which Charles B. Wang's brother, Mr. Francis S. L. Wang, is a member, to perform legal services for the Company. Wang & Wang, who represented the Company in connection with a number of matters involving protection of intellectual property rights, employment issues, and litigation, received approximately $536,000 in fees and disbursements during the fiscal year. In the opinion of management, the aforementioned legal services were fair and reasonable and as favorable to the Company as those which could have been obtained from other third parties.

Mr. Peter A. Schwartz, a former Executive Vice President of Finance and Chief Financial Officer of the Company, entered into an agreement to remain with the Company in a non-executive capacity. Mr. Schwartz will perform such advisory and consulting duties as may be reasonably requested from time to time by the Company's Chief Operating Officer. For these services and in consideration of a five-year non-competition covenant, the Company agreed to pay Mr. Schwartz $600,000 for the year ending March 31, 2000, $400,000 for each of the years ending March 31, 2001 and 2002, and $300,000 for the year ending March 31, 2003.

ITEM 2 - YEAR 2000 EMPLOYEE STOCK PURCHASE PLAN

The stockholders will be asked to consider and vote on a proposal to approve and adopt the Company's Year 2000 Employee Stock Purchase Plan (the "Plan"). The Plan was approved by the Company's Board of Directors on May 26, 1999, subject to approval by the stockholders of the Company.

The following is a summary of the terms and provisions of the Plan and of certain tax effects of participation in the Plan. The Plan generally may be amended from time to time, or terminated in its entirety, in the discretion of the Board of Directors. This summary is qualified in its entirety by reference to the full text of the Plan, as amended from time to time. A copy of the Plan is attached hereto as Exhibit A. To the extent that there is a conflict between this summary and the Plan, the terms of the Plan shall govern.

Purpose

The purpose of the Plan is to attract employees to the Company and its participating subsidiaries, to induce employees to remain with the Company and its subsidiaries, and to encourage them to increase their efforts to make the Company's business more successful by providing equity-based incentives to eligible employees of the Company and its subsidiaries. The Plan is intended to comply with the provisions of Section 423 of the Internal Revenue Code of 1986 (the "Code").

Shares  Available  Under the Plan

If approved by the stockholders, the Plan becomes effective on January 1, 2000. Shares of common stock of the Company delivered under the Plan ("Common Stock") may be authorized but unissued shares of the Company or shares that were once issued and subsequently reacquired by the Company. Subject to adjustment upon a merger, reorganization, stock split or other similar corporate change, the Company reserved and made available for issuance and purchase under the Plan, 30,000,000 shares of Common Stock.

Eligibility

In general, all employees of the Company or any of its subsidiaries which the Committee (see below under "Administration") designates for participation in the Plan are eligible to participate in the Plan. In addition, in general terms, employees who own 5% or more of Company stock are not eligible to participate. The Committee may also provide for other exclusions permitted by Section 423 of the Code.

Administration

The Plan is administered by a committee appointed by the Board of Directors. The Board of Directors is expressly permitted to designate the Stock Option and Compensation Committee as the committee that will administer the Plan. The committee administering the Plan from time to time is referred to herein as the "Committee." The Committee may make such rules and regulations and establish such procedures for the administration of the Plan as it deems appropriate. The Committee has authority to interpret the Plan, with such interpretations to be conclusive and binding on all persons and otherwise accorded the maximum deference permitted by law. The Committee shall take any other actions and make any other determinations or decisions that it deems necessary or appropriate in connection with the Plan or the administration or interpretation thereof.

Purchases of Stock

To enroll in the Plan, an employee must elect a percentage of his or her base pay, from 1% to 25%, in 1% increments, to be withheld, unless otherwise provided by the Committee. For these purposes, base pay excludes, among other things, any payments for reimbursement of expenses, bonuses, incentive compensation, overtime, deferred compensation and other non-cash or non-basic payments. All payroll deductions shall be credited, as promptly as practicable, to a payroll account (the "Payroll Account") in the name of the participating employee.

Except as described below, payroll withholding elections are made separately for each offer period under the Plan. Unless otherwise provided by the Committee, offer periods will begin on each January 1 and July 1 (such beginning date being referred to below as the "offer date"), and end on the business day coincident with or immediately preceding the following June 30 and December 31, respectively. Thus, if June 30 and December 31 are business days in a particular calendar year, the offer periods in the calendar year would be the six-month period beginning on each of January 1 and July 1. Generally, an election to participate for an offer period must be made during the enrollment period preceding the offer period, as established by the Committee.

If so provided by the Committee, a participant who has made an election for an offer period will be deemed to have elected to participate for the next offer period and to have authorized the same percentage payroll deduction, unless the participant elects otherwise during the applicable enrollment period. Initially, it is contemplated that the elections made for a January-June offer period will apply for the following July-December offer period unless the participant otherwise elects. Thus, for example, a participant making a 5% election for the January-June 2000 offer period will be deemed to have made a 5% election for the July-December 2000 offer period, unless the participant elects otherwise in the enrollment period applicable to the July-December 2000 offer period. It is not anticipated that this rule will be used for the first offer period in a calendar year, and, therefore, unless the Committee provides otherwise, affirmative elections will need to be made to participate in the offer periods which commence each January 1. Unless otherwise provided by the Committee, participants will not be able to withdraw, revoke or change their payroll deduction election at any time during the offer period to which the percentage applies.

As noted above, the amount of payroll deductions for each month is credited to the applicable participant's Payroll Account. On the last day of each offer period, the balance that has accrued in the participant's Payroll Account for the offer period will be used to buy Common Stock at a purchase price equal to the lesser of (i) 85% of the Fair Market Value of the stock on the offer date and (ii) 85% of the Fair Market Value of the stock on the last day of the offer period. The Code and the Plan impose certain limits on the amount of Common Stock that can be purchased with payroll deductions under the Plan. In general, there is a $25,000 limit on the value of Common Stock that can be purchased by any participant under the Plan in any calendar year. Additionally, unless otherwise provided by the Committee for an offer period, a participant may not purchase more than 5,000 shares of Common Stock for any one offer period.

The shares purchased with a participant's payroll deductions will be credited to an individual securities account maintained by a brokerage firm which has been selected by the Company (the "Stock Account"). Each participant will receive periodic account statements regarding his or her Stock Account. Unless otherwise provided by the Committee, shares purchased under the Plan generally must remain in the participant's Stock Account at such brokerage firm until the holding period requirements of Section 423 of the Code (generally, as discussed below, two years from the offer date) have been satisfied, unless the participant makes an earlier disposition of the shares. No fractional shares are to be purchased under the Plan, unless otherwise provided by the Committee. Any cash remaining in Payroll Accounts after the purchase of whole shares is generally applied for use in the next offer period. The Committee may also establish a dividend reinvestment program, under which dividends on shares in the Stock Account would be used to purchase additional whole shares.

If a participant's employment terminates for any reason, then, notwithstanding any other provision of the Plan, the balance in his or her Payroll Account which has not yet been invested will be refunded to the participant (or, in the event of death, will be paid to his or her estate) as soon as practicable.

Rights granted under the Plan are not transferable other than by will or the laws of descent and distribution and are exercisable during a participant's lifetime only by the participant.

Non-U.S.  Subsidiaries

In the discretion of the Committee, eligible employees of participating non-U.S. Subsidiaries (if any) shall participate in the Plan on terms and conditions different from those specified in the Plan. The participation by any eligible employee of a non-U.S. Subsidiary shall be deemed to be under a separate and distinct Plan. Any limitations on the number of shares under the Plan shall be applied and administered with respect to the aggregate of the Plan and all such separate plans.

Withholding:  Disqualifying Dispositions

The Company will deduct from all Payroll Accounts all federal, state, local and other taxes required by law to be withheld with respect to such payments. If shares of Common Stock are disposed of in a disposition that does not satisfy the holding period requirements of Section 423 of the Code (generally, as discussed below, two years from the offer date), the employee shall notify the Company in writing as soon as practicable thereafter and shall pay any tax withholding obligation as a result of the disqualifying disposition (or satisfy such other arrangements as may be permitted by the Committee).

Amendment and Termination of the Plan; Stockholder Approval

The Board of Directors may at any time, or from time to time, amend the Plan in any respect; provided, however, that the Plan may not be amended in any way that would cause, if such amendment were not approved by the stockholders of Common Stock, the Plan to fail to comply with the requirements for employee stock purchase plans under Section 423 of the Code or any other requirement of applicable law or regulation unless and until stockholder approval is obtained. No amendment of the Plan shall alter or impair any rights outstanding at the time of the such amendment to purchase shares of Common Stock pursuant to any offer under the Plan.

The Board may terminate the Plan any time at its discretion; provided that, no termination of the Plan shall alter or impair any rights outstanding at the time of the such termination to purchase shares of Common Stock pursuant to any offering of the right to purchase shares of Common Stock under the Plan.

Federal Income Tax Consequences

The Plan is intended to qualify for favorable income tax treatment under Sections 421 and 423 of the Code. Payroll deductions will be made on an after-tax basis. Thus, participants will have to pay income tax on the dollars withheld from their paychecks under the Plan.

No income will be recognized when payroll deductions are used to buy Common Stock at a discount. The discount at the time of purchase will not be taken into account for income tax purposes until the Common Stock is sold. The income tax consequences associated with a sale of Common Stock purchased under the Plan depend upon when the sale occurs and the length of the participant's holding period for his or her Common Stock. The Plan has been designed with the intent that if the sale occurs more than two years after the applicable offer date, then a participant generally will realize taxable gain or loss equal to the difference between the selling price and the amount paid for the shares. If the shares are sold at a gain, then the participant will recognize ordinary income equal to the lesser of (i) the excess of the Fair Market Value of the shares at the time of disposition over the actual purchase price, or (ii) the excess of the Fair Market Value of the shares on the offer date over the purchase price determined as of the offer date (that is, the purchase price that would have applied if the offer period were to have ended on the offer date). The balance of the gain, if any, will be treated as long-term capital gain. If the shares are sold at a loss, then no ordinary income is realized and the entire loss will be treated as a long-term capital loss.

However, if the Common Stock purchased under the Plan is sold within two years after the applicable offer date, then, regardless of whether the participant has a profit or loss on the sale, it is expected that the discount received when the shares were purchased generally will be taxable as ordinary income. The Company is entitled to a deduction for the amounts taxable to a participant as ordinary income. The participant will also recognize taxable capital gain or loss (which will be short-term or long-term, depending upon the holding period) on the sale equal to the difference between the selling price and the Fair Market Value of the shares at the time they were purchased.

Special rules may apply if the Committee establishes an offer period that is greater than one year in duration. In addition, special tax rules may apply to those participants who are subject to the rules set forth in Section 16 of the Securities Exchange Act of 1934.

The foregoing tax discussion is a general description of certain expected federal income tax results under current law. No attempt has been made to address any state and local, foreign or estate and gift tax consequences that may arise in connection with participation in the Plan. All affected individuals should consult their own advisors if they wish any further details or have special questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE YEAR 2000 EMPLOYEE STOCK PURCHASE PLAN.

ITEM  3--RATIFICATION OF APPOINTMENT  OF  INDEPENDENT  AUDITORS

The Board of Directors has appointed KPMG LLP ("KPMG"), independent auditors, to audit the Company's consolidated financial statements for the fiscal year ending March 31, 2000. The firm of Ernst & Young LLP ("Ernst & Young") served as independent auditors for the Company for the fiscal year ended March 31, 1999. At the Annual Meeting, shareholders are being asked to ratify the appointment of KPMG as the Company's independent auditors for fiscal year 2000. Representatives of KPMG and Ernst & Young are expected to be present at the Annual Meeting and will have the opportunity to respond to appropriate questions.

 On June 29, 1999, the Audit Committee of the Company's Board of Directors recommended to the full Board of Directors that the Company engage the independent certified public accounting firm of KPMG to audit the consolidated financial statements of the Company for the year ending March 31, 2000. The Board of Directors adopted the Committee's recommendation and approved the proposed engagement of KPMG. Accordingly, the engagement of Ernst & Young as the Company's independent auditors was discontinued as of that date.

The reports of Ernst & Young on the Company's consolidated financial statements for each of the two fiscal years in the period ended March 31, 1999 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with the audits of the Company's consolidated financial statements for each of the two fiscal years ended March 31, 1999 and March 31, 1998, and the subsequent interim period prior to June 29, 1999, there were no disagreements between the Company and Ernst & Young on any matters of accounting principles or practices, financial statement disclosure, or audit scope and procedures which, if not resolved to the satisfaction of Ernst & Young, would have caused Ernst & Young to make reference to the matter in their reports.

There were no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)) during the two fiscal years ended March 31, 1999 and March 31, 1998, and the subsequent interim period prior to June 29, 1999.

The Company did not consult with KPMG during the last two fiscal years in the period ended March 31, 1999 or the subsequent interim period prior to June 29, 1999 on either the application of accounting principles or type of opinion KPMG might issue on the Company's financial statements.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

ITEM 4--STOCKHOLDER PROPOSAL RELATING TO EXECUTIVE COMPENSATION

Roger J. Rath, 1950 Kingsforth Drive, Fallston, MD 21047, beneficial owner of 200 shares of Computer Associates common stock, has requested the Company to present the following proposal at this year's meeting:

WHEREAS, in 1997, top U.S. CEOs earned on average 326 times the average factory worker's pay, a dramatic rise from the 42 times reported in 1980 (Business
Week);

WHEREAS, although U.S. multinational corporations increasingly see themselves as global companies, taking advantage of global labor markets, they continue to pay their executives at levels far surpassing levels common in Europe, Asia, and Latin America;

WHEREAS, in May 1998, Computer Associates' three top officers received more than 20 million shares of Company stock worth more than $1.1 billion. These shares were received for meeting performance goals over the prior three years. Compensation expert Professor Graef Crystal noted that during this three-year period, one-third of all large companies performed better than Computer Associates;

WHEREAS, for the three years ending March 1998, Computer Associates' CEO Charles Wang accumulated $430 million in total compensation (including three years worth of paper profits on unexcercised stock options), or $143 million per year, making him one of the highest paid corporate executives in the history of America. These figures do not include Mr. Wang's $670 million stock grant in May 1998;

WHEREAS, New York Times reporter David Cay Johnston commented, "had the stock awards been divided evenly among the company's 9,850 employees, each would have received shares worth more than $113,000;

WHEREAS, we believe that shareholder value is created not by a few leaders, but by thousands of Computer Associates employees working together;

WHEREAS, excessive executive compensation is costly to shareholders. The $675 million after-tax cost of the 1998 stock awards equaled 43% of the Company's entire pre-charge after-tax net income over the three-year period ending June 30, 1998 that the stock awards were earned;

WHEREAS, business leaders and thinkers ranging from J.P. Morgan to Peter Drucker have argued against wide pay gaps within enterprise and called for limits on executive pay based on multiples of workers compensation;

THEREFORE, BE IT RESOLVED that shareholders urge the Board of Directors to act to prevent excessive executive compensation and to assure that executives' financial interests do not run counter to the interests of the Corporation's primary assets: its employees. In order to reach this end, shareholders request that the Board:

(1) Establish a cap on CEO compensation expressed as a multiple of the pay of the lowest paid worker at Computer Associates;

(2) Prepare a report for shareholders disclosing the multiple used in setting the cap and explaining the factors used in determining the appropriate cap.

SUPPORTING STATEMENT: In asking Computer Associates to establish a cap on executive compensation, we have not sought to impose our own arbitrary cap on executive pay. Instead, we have asked our Company to wrestle with the issue of the rising pay gap between corporate executives and those they seek to lead. By imposing the financial discipline of a pay cap, we hope our Company can help reverse a long-standing trend that is neither good for business nor society. Please vote YES.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

Setting the compensation and incentives for the Chief Executive Officer is a key responsibility of the Stock Option and Compensation Committee of the Board of Directors (the "Committee"). As discussed in the Stock Option and Compensation Committee Report on Executive Compensation on pages 6 to 8, the Committee considers a number of factors in establishing incentives and compensation. Based upon its consideration of these factors, your directors believe that Mr. Wang's overall compensation level is appropriate in light of the value that his superior leadership, vision, and dedication has provided since Mr. Wang founded the Company in 1976.

To compete in an increasingly complex technology-based global marketplace, the Company must attract and retain the best leadership talent. The Board believes that a cap, whether internally or externally imposed, would limit its ability to search for and retain the skills and talent necessary to continue the Company's preeminent business results.

Therefore, your directors believe that it would not be in the best interests of the stockholders to establish an arbitrary cap on the compensation paid to the Chief Executive Officer. Doing so could unduly inhibit the Company's flexibility in providing compensation arrangements needed to reward and retain a current Chief Executive Officer in a competitive environment or to attract and motivate other Chief Executive Officers in the future. For these reasons, the Board of Directors recommends a vote against this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

                             STOCKHOLDER PROPOSALS

The Company's By-laws require advance notice for any stockholder nomination or proposal at an annual or special meeting of stockholders. In general, all nominations or proposals must be delivered to the Secretary of the Company at the Company's World headquarters. The submission deadline for stockholder proposals for consideration for inclusion in proxy materials for the 2000 Annual Meeting is March 8, 2000.

                                 OTHER BUSINESS

The Board of Directors knows of no other business to be acted upon at the meeting. However, if any other business properly comes before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

The prompt return of your proxy will be appreciated. Therefore, whether or not you expect to attend the meeting, please sign and date your proxy and return it in the enclosed postpaid envelope.

                              By Order of the Board of Directors

                              /s/Michael A. McElroy

                              Michael A. McElroy
                              Secretary
Dated: July 12, 1999
Islandia, New York

A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING. SUCH REQUESTS SHOULD BE ADDRESSED
TO:

                    COMPUTER ASSOCIATES INTERNATIONAL, INC.
                      ATTN.: INVESTOR RELATIONS DEPARTMENT
            ONE COMPUTER ASSOCIATES PLAZA, ISLANDIA, NEW YORK 11749

                                                                       Exhibit A
                    COMPUTER ASSOCIATES INTERNATIONAL, INC.
                     YEAR 2000 EMPLOYEE STOCK PURCHASE PLAN

The Company wishes to attract employees to the Company and its Subsidiaries and to induce employees to remain with the Company and its Subsidiaries, and to encourage them to increase their efforts to make the Company's business more successful, whether directly or through its Subsidiaries. In furtherance thereof, the Plan is designed to provide equity-based incentives to the eligible employees of the Company and its Subsidiaries. The Plan is intended to comply with the provisions of Section 423 of the Code and shall be administered, interpreted and construed accordingly.

I. Definitions

1.1 When used herein, the following terms shall have the respective meanings set forth below:

     1.1.1 "Board of Directors" means the Board of Directors of the Company.

     1.1.2 "Code" means the Internal Revenue Code of 1986, as amended.

     1.1.3 "Committee" means the committee appointed by the Board of Directors of the Company under Section 3 hereof.

     1.1.4 "Common Stock" means the Common Stock, par value $0.10 per share, of the Company.

      1.1.5 "Company" means Computer Associates International, Inc., a Delaware corporation.

      1.1.6 "Effective Date" means January 1, 2000.

      1.1.7 "Eligible Compensation" for any pay period means, unless otherwise determined by the Committee, the amount of base salary for such period. Eligible Compensation does not include, without limitation, any payments for reimbursement of expenses, bonuses, incentive compensation, overtime, deferred compensation, and other non-cash or non-basic payments, unless otherwise determined by the Committee.

      1.1.8 "Eligible Employee" means employees eligible to participate in the Plan pursuant to the provisions of Section IV.

      1.1.9 "Enrollment Period" means such period preceding an Offer Period as is specified by the Committee with respect to such Offer Period.

      1.1.10 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

      1.1.11 "Fair Market Value" per Share as of a particular  date means (i)
if Shares are then listed on a national stock exchange, the closing price per Share on the exchange for the last preceding date on which there was a sale of Shares on such exchange, as determined by the Committee, (ii) if Shares are not then listed on a national stock exchange but are then traded on an over-the-counter market, the average of the closing bid and asked prices for such Shares in such over-the-counter market for the last preceding date on which there was a sale of such Shares in such market, as determined by the Committee, or (iii) if Shares are not then listed on a national exchange or traded on an over-the-counter market, such value as the Committee in its discretion may in good faith determine; provided that, where such shares are so listed or traded, the Committee may make discretionary determinations where the shares have not been traded for ten trading days.

      1.1.12 "Offer Date" means each January 1 and July 1, unless otherwise provided by the Committee.

      1.1.13 "Offer Period" means the period commencing on each Offer Date and ending on the next succeeding Purchase Date.

      1.1.14 "Participating Employee" means an employee (i) for whom payroll deductions are currently being made or (ii) for whom payroll deductions are not currently being made because he or she has reached the limitation set forth in the first sentence of Section VI.

      1.1.15 "Payroll Account" means an account maintained by the Company with respect to each Participating Employee as contemplated by Section V.

      1.1.16 "Plan" means this Computer Associates International, Inc. Year 2000 Employee Stock Purchase Plan, as it may from time to time be amended.

      1.1.17 "Plan Year" means the calendar year.

      1.1.18 "Purchase Date" means the business day coincident with or immediately preceding each June 30 and December 31, unless otherwise provided by the Committee.

      1.1.19 "Shares" means shares of Common Stock.

      1.1.20 "Stock  Account" means a brokerage  account as  contemplated  by
Section 8.

      1.1.21 "Subsidiary" means any corporation that is a "subsidiary corporation" with respect to the Company under Section 424(f) of the Code.

II. Shares  Reserved  for the Plan

2.1 There shall be reserved for issuance and purchase by employees under the Plan an aggregate of 30,000,000 Shares, subject to adjustment as provided in
Section XIII. Shares subject to the Plan may be Shares now or hereafter authorized but unissued, or Shares that were once issued and subsequently reacquired by the Company. If and to the extent that any right to purchase reserved Shares shall not be exercised by any employee for any reason or if such right to purchase shall terminate as provided herein, Shares that have not been so purchased hereunder shall again become available for the purposes of the Plan unless the Plan shall have been terminated, but such unpurchased Shares shall not be deemed to increase the aggregate number of Shares specified above to be reserved for purposes of the Plan (subject to adjustment as provided in Section
XIII).

III. Administration of the Plan

     3.1 The Plan shall be administered by the Committee appointed by the Board of Directors. The Board of Directors shall consider the rules of Rule 16b-3 promulgated under the Exchange Act and Section 162(m) of the Code in connection with any such appointment, if and to the extent that such appointments may have an effect thereunder. Each member of the Committee shall serve at the pleasure of the Board of Directors. The acts of a majority of the members present at any meeting of the Committee at which a quorum is present, or acts approved in writing by a majority of the entire Committee, shall be the acts of the Committee for purposes of the Plan. If and to the extent applicable, no member of the Committee may act as to matters under the Plan specifically relating to such member. Notwithstanding the foregoing, the Board of Directors may designate the Stock Option and Compensation Committee of the Board of Directors to act as the Committee hereunder.

     3.2 The Committee may make such rules and regulations and establish such procedures for the administration of the Plan as it deems appropriate. The Committee shall have authority to interpret the Plan, with such interpretations to be conclusive and binding on all persons and otherwise accorded the maximum deference permitted by law and shall take any other actions and make any other determinations or decisions that it deems necessary or appropriate in connection with the Plan or the administration or interpretation thereof.

IV. Eligible Employees

4.1 Except as described below, all employees of the Company and each Subsidiary designated for participation herein by the Committee shall be eligible to participate in the Plan, provided that each of such employees does not own, for purposes of Section 423 of the Code, immediately after the right is granted, stock possessing 5% or more of the total combined voting power or value of all classes of capital stock of the Company or of a Subsidiary.

4.2 The Committee may also exclude from  participation in the Plan any or all of
(i) a group of highly compensated employees designated by the Committee as being ineligible to participate in the Plan as permitted by Section 423(b)(4)(D) of the Code, (ii) employees who have been employed by the Company or any Subsidiary for less than two years, (iii) employees whose customary employment is for not more than five months in any calendar year, and (iv) employees who customarily work 20 hours per week or less. The employment of an employee of a Subsidiary which ceases to be a "Subsidiary" as defined herein shall, automatically and without any further action, be deemed to have terminated as a result thereof (and such employee shall cease to be an Eligible Employee hereunder).

V. Election to Participate  and Payroll  Deductions

5.1 Each Eligible Employee may elect to participate in the Plan during the Enrollment Period immediately prior to the beginning of each Offer Period during a Plan Year. Each Eligible Employee may elect a payroll deduction of from 1% to 25% of Eligible Compensation from each paycheck, in increments of 1% (i.e., 1%, 2%, 3%, etc.), unless otherwise so provided by the Committee. Elections under this Section V are subject to the limits set forth in Section VI. All payroll deductions shall be credited, as promptly as practicable, to a Payroll Account in the name of the Participating Employee. All funds held by the Company under the Plan shall not be segregated from other corporate funds (except that the Company may in its discretion establish separate bank or investment accounts in its own name) and may be used by the Company for any corporate purpose.

5.2 Unless otherwise provided by the Committee, an election once made with respect to an Offer Period may not be withdrawn, revoked or changed during such Offer Period. If so provided by the Committee, an Eligible Employee who is a Participating Employee immediately prior to the beginning of an Offer Period will be deemed (i) to have elected to participate for such Offer Period and (ii) to have authorized the same percentage payroll deduction for such Offer Period in effect for such Eligible Employee as that in effect (without regard to Section VI) on the day before such Offer Period. The Committee may adopt the procedures set forth in the foregoing sentence for some but not all Offer Periods (for example, for Offer Periods commencing after the beginning of a calendar year but not for Offer Periods commencing on January 1).

VI.  Limitation  of Number of Shares That an Employee May Purchase

6.1 No right to purchase Shares under the Plan shall permit an employee to purchase stock under all employee stock purchase plans of the Company and its subsidiaries (as defined for purposes of Section 423 of the Code) at a rate which in the aggregate exceeds $25,000 of the Fair Market Value of such stock (determined under Section 423 of the Code at the time the right is granted) for each calendar year in which the right is outstanding at any time. No employee may purchase more than 5,000 Shares, or such other number of Shares as the Committee may from time to time provide, for any one Offer Period.

VII. Purchase  Price

7.1 The purchase price for each Share shall be the lesser of (i) 85% of the Fair Market Value of such Shares on the Offer Date and (ii) 85% of the Fair Market Value of such Shares on the Purchase Date.

VIII. Method of Purchase

8.1 As of the Purchase Date, each Participating Employee shall be deemed, without any further action, to have purchased the number of whole Shares which the balance of his or her Payroll Account at that time will purchase, determined by dividing the balance in his or her Payroll Account not theretofore invested by the purchase price as determined in Section VII.

8.2 All Shares purchased as provided in the foregoing paragraph shall be initially maintained in separate Stock Accounts for the Participating Employees at a brokerage firm selected by, and pursuant to an arrangement with, the Company. A Participating Employee shall be free to undertake a disposition (as that term is defined in Section 424 of the Code) of the Shares in his or her Stock Account at any time, whether by sale, exchange, gift or other transfer of legal title, but, in the absence of such a disposition of such Shares, unless otherwise provided by the Committee, the Shares must remain in the Participating Employee's Stock Account at the brokerage firm so selected until the holding period set forth in Section 423(a) of the Code has been satisfied. With respect to those Shares for which the Section 423(a) holding period has been satisfied, the Participating Employee may, without limitation, move those Shares to another brokerage account of the Participating Employee's choosing or request that a stock certificate be issued and delivered to him or her.

8.3 If and to the extent provided by the Committee, for so long as such Shares are maintained in Stock Accounts, all dividends paid with respect to such Shares may be credited to each Participating Employee's Stock Account, and will be automatically reinvested in whole Shares. The Committee may provide that transaction fees incurred with respect to dividend reinvestment be paid by either the Company or the Participating Employee.

8.4 Unless  otherwise  provided by the Committee,  in no event shall  fractional
Shares be purchased hereunder, and any remaining cash in a Participating Employee's Payroll Account resulting from such failure to invest in fractional Shares shall remain in the Payroll Account for use in the next Option Period; provided, however, that, if the Participating Employee is not an active Participating Employee for such next Option Period, such remaining cash shall be returned to the Participating Employee as soon as practicable. Notwithstanding any other provision of the Plan, the Committee may permit the purchase of fractional Shares hereunder and establish rules and procedures relating thereto.

IX. Termination  of  Employment

9.1 In the event of a Participating Employee's termination of employment during an Offer Period (regardless of the reason therefor and regardless of the party initiating the termination), then, notwithstanding any other provision of the Plan to the contrary, the balance in the Participating Employee's Payroll Account not theretofore invested, shall be refunded to him or her in full as soon as practicable. In the event of his or her death, such refund shall be paid to his or her estate.

X. Title of Stock Accounts

10.1 Each Stock Account may be in the name of the Participating Employee or, if permitted by the Committee and the Participating Employee so indicates on the appropriate form, in his or her name jointly with another person, with right of survivorship. If permitted by the Committee, a Participating Employee who is a resident of a jurisdiction that does not recognize such a joint tenancy may have a Stock Account in his or her name as tenant in common with another person without right of survivorship. To the extent the Committee allows for the purchase of fractional Shares, in the event that a Participating Employee directs in accordance with the Plan that his or her Shares be transferred from the applicable Stock Account, any fractional Shares in the Participating Employee's Stock Account shall be paid in cash in accordance with the generally applicable rules and procedures of the brokerage firm maintaining the Stock Accounts.

XI. Rights as a Stockholder

11.1 At the time funds from a Participating Employee's Payroll Account are used to purchase the Common Stock, he or she shall have all of the rights and privileges of a stockholder of the Company with respect to the Shares purchased under the Plan whether or not certificates representing such Shares have been issued.

XII. Rights Not Transferable

12.1 Rights granted under the Plan are not transferable by a Participating Employee other than by will or the laws of descent and distribution and are exercisable during his or her lifetime only by him or her.

XIII.  Adjustment in Case of Changes  Affecting Common Stock

13.1 If (i) the Company shall at any time be involved in a merger, consolidation, dissolution, liquidation, reorganization, exchange of shares, sale of all or substantially all of the assets or stock of the Company or its Subsidiaries or a transaction similar thereto, (ii) any stock dividend, stock split, reverse stock split, stock combination, reclassification, recapitalization or other similar change in the capital structure of the Company, or any distribution to holders of Common Stock other than cash dividends, shall occur or (iii) any other event shall occur which in the judgment of the Committee necessitates action by way of adjusting the number or kind of shares, or both, which thereafter may be sold under the Plan, then the Committee may forthwith take any such action as in its judgment shall be necessary to preserve to the Participating Employees' rights substantially proportionate to the rights existing prior to such event, and to maintain the continuing availability of Shares under Section II and the last sentence of
Section VI (if Shares are otherwise then available) in a manner consistent with the intent hereof, including, without limitation, adjustments in (x) the number and kind of shares subject to the Plan, (y) the purchase price of such shares under the Plan, and (z) the number and kind of shares available under Section II and the last sentence of Section VI. To the extent that such action shall include an increase or decrease in the number of Shares (or units of other property then available) subject to the Plan, the number of Shares (or units) available under Section II and the last sentence of Section VI above shall be increased or decreased, as the case may be, proportionately, as may be provided by Committee in its discretion.

13.2 Notwithstanding any other provision of the Plan, if the Common Stock ceases to be listed or traded, as applicable, on a national stock exchange or over-the-counter market (a "Triggering Event"), then, in the discretion of the Committee, (i) the balance in the Participating Employee's Payroll Account not theretofore invested may be refunded to the Participating Employee, and such Participating Employee shall have no further rights or benefits under the Plan,
(ii) an amount equal to the product of the Fair Market Value of a Share on the date of the Triggering Event multiplied by the number of Shares such Participating Employee would have been able to purchase with the balance of his or her Payroll Account on such Triggering Event if such Triggering Event were the Purchase Date may be paid to the Participating Employee, and such Participating Employee shall have no further rights or benefits under the Plan, or (iii) the Plan may be continued without regard to the application of this sentence.

XIV.  Amendment of the Plan

14.1 The Board of Directors may at any time, or from time to time, amend the Plan in any respect; provided, however, that the Plan may not be amended in any way that would cause, if such amendment were not approved Company's shareholders, the Plan to fail to comply with

          (i) the requirements for employee stock purchase plans under Section 423 of the Code; or

          (ii) any other requirement of applicable law or regulation;

unless and until stockholder approval is obtained. No amendment of the Plan shall alter or impair any rights outstanding at the time of the such amendment to purchase Shares pursuant to any offer hereunder.

XV. Termination of the Plan

15.1 The Plan and all rights of employees hereunder shall terminate:

          (i) on the date that Participating Employees become entitled to purchase a number of Shares greater than the number of reserved Shares remaining available for purchase; or

         (ii) at any time, at the discretion of the Board of Directors.

15.2 In the event that the Plan terminates under circumstances described in (i) above, reserved Shares remaining as of the termination date shall be subject to Participating Employees on a pro rata basis. No termination of the Plan shall alter or impair any rights outstanding at the time of such termination to purchase Shares pursuant to any offering of the right to purchase Shares hereunder.

XVI. Governmental and Other Regulations;  Further Assurances

16.1 The Plan, and the grant and exercise of the rights to purchase Shares hereunder, and the Company's obligation to sell and deliver Shares upon the exercise of rights to purchase Shares, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required. The Company shall not be required to issue or deliver any certificates for Shares prior to the completion of any registration or qualification of such Shares under, and the obtaining of any approval under or compliance with, any state or federal law, or any ruling or regulation of any government body which the Company shall, in its sole discretion, determine to be necessary or advisable. Certificates for Shares issued hereunder may be legended as the Committee may deem appropriate.

16.2 The Participating Employee shall take whatever additional actions and execute whatever additional documents the Committee may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Participating Employee pursuant to the Plan.

XVII.  Non-U.S.  Subsidiaries

17.1 Without amending the Plan, the Committee may allow for participation under the terms hereunder by Eligible Employees of non-U.S. Subsidiaries with such modifications of the terms and conditions otherwise specified hereunder as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes hereof. In furtherance of such purposes, the Committee may make such amendments, procedures and the like as may be necessary or advisable to comply with provisions of laws (including tax laws) in other countries in which such Subsidiaries operate or have employees. Without limiting the generality of the foregoing, and notwithstanding any other provision of the Plan, the participation hereunder of each participating non-U.S. Subsidiary shall be deemed to be under a separate and distinct plan rather than under the Plan. Notwithstanding the foregoing, any limitations on the number of Shares set forth hereunder shall be applied and administered with respect to the aggregate of the Plan and all such separate plans.


XVIII.  Indemnification of Committee

18.1 The Company shall indemnify and hold harmless the members of the Board of Directors of the Company and the members of the Committee from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act or omission to act in connection with the performance of such person's duties, responsibilities and obligations under the Plan if such person acts in good faith and in a manner that he or she reasonably believes to be in, or not opposed to, the best interests of the Company, to the maximum extent permitted by law.

XIX. Withholding; Disqualifying Dispositions

19.1 Notwithstanding any other provision of the Plan, the Company shall deduct from all Payroll Accounts paid under the Plan all federal, state, local and other taxes required by law to be withheld with respect to such payments.

19.2 If Shares acquired under the Plan are disposed of in a disposition that does not satisfy the holding period requirements of Section 423(a) of the Code, such Participating Employee shall notify the Company in writing as soon as practicable thereafter of the date and terms of such disposition and, if the Company (or any affiliate thereof) thereupon has a tax-withholding obligation, shall pay to the Company (or such affiliate) an amount equal to any withholding tax the Company (or affiliate) is required to pay as a result of the disqualifying disposition (or satisfy such other arrangements as may be permitted by the Committee.)

XX. Notices

20.1 All notices under the Plan shall be in writing (which for these purposes shall include reasonably acceptable means of electronic transmission), and if to the Company, shall be delivered to the Board of Directors or mailed to its principal office, addressed to the attention of the Board of Directors; and if to a Participating Employee, shall be delivered personally or mailed to such Participating Employee at the address appearing in the records of the Company. Such addresses may be changed at any time by written notice to the other party given in accordance with this Section XX.

XXI.  Severability

21.1 If any particular provision of this Plan is found to be invalid or unenforceable, such provision shall not affect the other provisions of the Plan, but the Plan shall be construed in all respects as if such invalid provision had been omitted.

XXII. No Right to Continued Employment

22.1 The Plan and any right to purchase Common Stock granted hereunder shall not confer upon any employee any right with respect to continued employment by the Company or any Subsidiary, nor shall they restrict or interfere in any way with the right of the Company or any Subsidiary by which an employee is employed to terminate his or her employment at any time.

XXIII.  Captions

23.1 The use of captions in the Plan is for convenience. The captions are not intended to and do not provide substantive rights.

XXIV.  Effective Date of the Plan

24.1 The Plan shall be effective as of the Effective Date, provided that the Plan is approved by the stockholders prior thereto.

XXV. Governing Law

25.1 The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of New York.

           Notice: If you plan on attending the 1999 Annual Meeting, please cut out and use the admission ticket(s) below.

           No admission will be granted without an admission ticket.

                         Annual Meeting Of Stockholders
              August 25, 1999, 10:00 a.m. (Eastern Daylight Time)
                            Islandia Marriott Hotel
                            3635 Express Drive North
                              Hauppauge, NY 11788
                                 1-516-232-3000

From East of Islandia: Take 495 West to Exit 58 (Old Nichols Road). The Islandia Marriott Hotel is on the right.

From West of Islandia: Take 495 East to Exit 58 (Old Nichols Road). Go North on Old Nichols Road. Make a left on Express Drive North. The Islandia Marriott Hotel is on the right.

           PLEASE VOTE YOUR SHARES VIA THE TELEPHONE OR INTERNET, OR
                             SIGN, DATE, AND RETURN
              THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Admission Ticket
Computer Associates
Software superior by design
Annual Meeting Of Stockholders
Islandia Marriott Hotel
3635 Express Drive North
Hauppauge, NY 11788
1-516-232-3000
August 25, 1999
10:00 a.m. EDT
Admit ONE